EXHIBIT 10.4

Dear Sarah:

Reference is made to the Letter Agreement dated December 12, 2017, between Drive Shack Inc. (the “Company”) and you (the “Letter Agreement”). This letter (this “Amendment”) shall amend the terms and conditions of the Letter Agreement in the manner set forth below and shall be subject to ratification by the Compensation Committee of the Board of Directors of the Company (the “Board”) or of the Board. For the avoidance of doubt, this letter shall be of full force and effect pending such ratification.
You will continue to be employed by the Company on an at-will basis, reporting to the President and Chief Executive Officer. For the avoidance of doubt, this letter will not impact your role as a member of the Board of Directors.
Your duties and responsibilities as an employee of the Company are expected to include providing strategic guidance to the to the Company’s President and Chief Executive Officer, investor relations function and business development team.
You will be paid a lump sum cash payment in an amount equal to $1,200,000, less applicable withholding taxes, on or prior to April 14, 2019 (the “Lump Sum Payment”). The Lump Sum Payment will encompass your annual bonus in respect of services provided during the 2018 calendar year and payment for your services to be provided during the 2019 calendar year. The amount of any additional compensation to be paid to you in respect of your employment in 2019 or any future year will be determined by the Company in its sole discretion. Notwithstanding the foregoing, you and the Company may agree to allocate a portion of the Lump Sum Payment into ordinary payroll payments from the period beginning January 1, 2019 and ending April 14, 2019, any such allocations to be credited towards the Lump Sum Payment.
Except as otherwise amended hereby, all terms of the Letter Agreement shall remain in full force and effect.
This Amendment shall be construed, interpreted and governed in accordance with the laws of the State of New York without regard to conflict of laws principles. All actions and proceedings relating directly or indirectly to this Amendment shall be litigated in any state court of federal court located in the State of New York, County of New York.
This Amendment may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

Employment Offer Letter    2 of 2
Sarah L. Watterson

Sincerely,
DRIVE SHACK INC.

By: _______________________
Kenneth A. May
Chief Executive Officer and President

By: _____________________
Nicholas M. Foley
Secretary

                                 ACCCEPTED AND AGREED

__________________________
Sarah L. Watterson

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